Exhibit 99.1

Press Release June 16, 2023

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Provides Second Quarter 2023 Earnings Guidance

FORT WAYNE, INDIANA, June 16, 2023 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided second quarter 2023 earnings guidance in the range of $4.78 to $4.82 per diluted share. Comparatively, the company’s sequential first quarter 2023 earnings were $3.70 per diluted share, and prior year second quarter earnings were $6.44 per diluted share.

Second quarter 2023 profitability from the company’s steel operations is expected to be significantly stronger than sequential first quarter results, based on significant metal spread expansion across the platform as realized selling values more than offset moderately higher scrap costs. The company also expects its Sinton Texas Flat Roll Steel Mill to be EBITDA positive for the second quarter 2023, as the team continues to ramp up. Steel order activity remains solid from the automotive, construction, industrial, and energy sectors. Additionally, recent positive data from the steel service center sector points to low customer inventory levels which the company believes will cause destocking to abate and support steel product pricing.

Second quarter 2023 earnings from the company’s metals recycling operations are expected to be steady compared to sequential first quarter results, based on increased ferrous scrap shipments offsetting lower metal spread.

Second quarter 2023 earnings from the company’s steel fabrication operations are expected to be historically very strong, but lower than sequential first quarter results. Second quarter 2023 steel fabrication shipments are expected to be steady compared to first quarter results, but lower-than-originally expected due to delays in some customer projects related to continued supply-chain constraints due to steel fabricator extended backlogs and lack of construction materials and labor. In addition, second quarter 2023 metal margins are expected to be lower than near-record first quarter results, as average realized product pricing remains at strong levels but lower than sequential first quarter performance combined with higher steel costs. Order entry continues to be steady, and the order backlog is strong with robust forward-pricing for the company’s steel fabrication platform.

The non-residential construction sector remains solid, as further evidenced by the strength in the company’s demand for its long product steels. In addition, the continued onshoring of manufacturing, coupled with the strong U.S. infrastructure program and industrial build-outs, supports strong demand in the coming years.

Based on continued confidence in the company’s earnings outlook and cash flow generation, the company repurchased $364 million, or two percent, of its common stock during the second quarter through June 9, 2023.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Diluted Earnings Per Share, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Diluted Earnings Per Share included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as COVID-19 or its variants; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500